EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Nathan’s Famous, Inc. on Form S-8 [File Nos. 333-184722 and 333-177736] of our report dated June 14, 2019, with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule of Nathan’s Famous, Inc. and Subsidiaries as of March 31, 2019 and for the fifty-three weeks ended March 31, 2019 and our report dated June 14, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Nathan’s Famous, Inc. and Subsidiaries as of March 31, 2019, which reports are included in this Annual Report on Form 10-K of Nathan’s Famous, Inc. for the fifty-three weeks ended March 31, 2019.

/s/ Marcum llp

Marcum llp

Melville, NY

June 14, 2019